Exhibit 2.1

Execution Version

SHARE PURCHASE AGREEMENT

by and among

ANI APS

and

THE SELLERS

and

THE SELLERS’ REPRESENTATIVE

dated as of

January 7, 2017

EXHIBITS AND SCHEDULES

Exhibit A	—	Escrow Agreement

Exhibit B-1	—	Mikkel Wichmann Jorgensen Employment Agreement

Exhibit B-2	—	Thomas Jensen Employment Agreement

Exhibit B-3	—	Kristian Vang Jorgensen Employment Agreement

Exhibit C	—	Form of Consulting Agreement

Schedule A	—	Seller Shares

Schedule 6.02	—	Schedule of Termination of Joint Taxation

Disclosure Schedule	—	Exceptions to Representations and Warranties

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), is made as of January 7, 2017, by and among ANI ApS, a Danish private limited liability company (“Buyer”), Trojan Holding ApS, a Danish private limited liability company (“Holding”), as a Seller and as the Sellers’ Representative, and Li Wei Chong, an individual residing in the People’s Republic of China (“Chong”; Holding and Chong each a “Seller” and together the “Sellers”).

RECITALS

Sellers own all of the issued and outstanding equity interests (the “Shares”), of Trojanlabel ApS, a Danish private limited liability company (the “Company”);

Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein;

The board of directors of the Company and the board of directors of Holding have each (a) approved and adopted this Agreement and the transactions contemplated hereby, including the sale of the Shares and (b) recommended that the Sellers approve this Agreement and authorize and approve each of the transactions contemplated hereby, including the sale of the Shares;

Concurrently with the execution and delivery of this Agreement, the Sellers will deliver to Buyer a duly executed written consent of the Sellers sufficient to approve this Agreement and authorize and approve each of the transactions contemplated hereby, including the sale of the Shares in accordance with the Company’s articles of association and applicable Danish law; and

Concurrently with the execution of this Agreement, and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, certain executive employees and consultants of the Company are executing and delivering employment agreements or consulting agreements, as applicable, all of which include, among other provisions, certain noncompetition restrictions, the effectiveness of which are contingent upon the Closing.

THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“2017 EBIT” has the meaning set forth in Section 2.08(a)(i).

“2018 EBIT” has the meaning set forth in Section 2.08(b)(i).

“2019 EBIT” has the meaning set forth in Section 2.08(c)(i).

“2020 EBIT” has the meaning set forth in Section 2.08(d)(i).

“2021 EBIT” has the meaning set forth in Section 2.08(e)(i).

“2022 EBIT” has the meaning set forth in Section 2.08(f)(i).

“2023 EBIT” has the meaning set forth in Section 2.08(g)(i).

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Deferred Tax Liabilities” means deferred tax liabilities incurred prior to the Closing determined in accordance with Danish GAAP in an amount not to exceed DKK 1,423,963.

“Agreed Interest Rate” means the rate of 12% per annum, calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

“Agreed Payables” means the amount of holiday payables, social cost, and tax on wages at the time of the Closing and determined in accordance with Danish GAAP in an aggregate amount not to exceed DKK 700,000.

“Agreement” has the meaning set forth in the preamble.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(a)

“Benefit Plan” has the meaning set forth in Section 3.24(a).

“Business” means the current business of the Company comprising the production and sale of the TrojanOne, TrojanTwo and TrojanThree digital-label printing press products, and future enhancements thereto, by TrojanLabel ApS.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Boston, Massachusetts (U.S.A), or Copenhagen (Denmark) are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means PricewaterhouseCoopers LLP.

“Chong” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 2.06.

“Closing Adjustment” has the meaning set forth in Section 2.04(a)(ii).

“Closing Cash Purchase Price” means an amount equal to (a) DKK 63,600,000, minus (b) Deducted Liabilities, minus (c) the Escrow Amount.

“Closing Date” has the meaning set forth in Section 2.06.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Business Day immediately preceding the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collected Receivables” has the meaning set forth in Section 2.11(d).

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means all cash and cash equivalents, total accounts receivable and inventory, determined in accordance with Danish GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Letter of Understanding dated November 3, 2016.

“Current Liabilities” means accounts payable, trade payables, liabilities for taxes (other than Agreed Deferred Tax Liabilities) and accrued expenses of the Company, determined in accordance with Danish GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Letter of Understanding dated November 3, 2016.

“Danish GAAP” means Generally Accepted Accounting Principles as applied in the Kingdom of Denmark.

“Deducted Liabilities” means all Liabilities of the Company as of the time of the Closing, including, without limitation, deferred taxes, contingent Liabilities, Liabilities not created in the ordinary course of business, Liabilities which involve the possibility of litigation or damages, or Liabilities which have been in existence more than 60 days; provided, however, that Deducted Liabilities shall not include Agreed Deferred Tax Liabilities or Current Liabilities reflected in the Estimated Working Capital Statement, including Agreed Payables.

“Direct Claim” has the meaning set forth in Section 8.05(b).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Domino Equipment Purchase Receivable” has the meaning set forth in Section 7.02(kk).

“DKK” means Danish Kroner (the Danish currency).

“Earnout Amount” has the meaning set forth in Section 2.08.

“Earnout Calculation” has the meaning set forth in Section 2.09(a).

“Earnout Calculation Delivery Date” has the meaning set forth in Section 2.09(a).

“Earnout Calculation Objection Notice” has the meaning set forth in Section 2.09(b).

“Earnout Calculation Statement” has the meaning set forth in Section 2.09(a).

“Earnout Due Date” has the meaning set forth in Section 2.09(d).

“Earnout Review Period” has the meaning set forth in Section 2.09(b).

“Earnout Valuation Schedule” has the meaning set forth in Section 2.10.

“EBIT” means the earnings of the Business before interest and taxes calculated in accordance with Danish GAAP as applied by the Buyer in its financial statements.

“EBIT Year” means the twelve-month period beginning on February 1 of the stated year.

“EBIT Year 2017” means the twelve-month period beginning on February 1, 2017 and ending on January 31, 2018.

“EBIT Year 2018” means the twelve-month period beginning on February 1, 2018 and ending on January 31, 2019.

“EBIT Year 2019” means the twelve-month period beginning on February 1, 2019 and ending on January 31, 2020.

“EBIT Year 2020” means the twelve-month period beginning on February 1, 2020 and ending on January 31, 2021.

“EBIT Year 2021” means the twelve-month period beginning on February 1, 2021 and ending on January 31, 2022.

“EBIT Year 2022” means the twelve-month period beginning on February 1, 2022 and ending on January 31, 2023.

“EBIT Year 2023” means the twelve-month period beginning on February 1, 2023 and ending on January 31, 2024.

“Employment Agreements” has the meaning set forth in Section 7.02(t).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any actual or potential Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Escrow Agent” means Bank of America.

“Escrow Agreement” means the Escrow Agreement among the Escrow Agent, the Buyer and the Sellers’ Representative substantially in the form of Exhibit A hereof, with such changes as the Escrow Agent, the Buyer and the Sellers’ Representative may reasonably agree to.

“Escrow Amount” means DKK 6,360,000.

“Escrow Release Date” has the meaning set forth in Section 8.09.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(i).

“FCPA” has the meaning set forth in Section 3.22(a).

“Financial Statements” has the meaning set forth in Section 3.06.

“Government Contracts” has the meaning set forth in Section 3.09(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority having the force of Law, or any arbitrator, court or tribunal of competent jurisdiction, including all taxing authorities.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Holding” has the meaning set forth in the preamble.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property” means all intellectual property and proprietary rights and assets of every kind and nature throughout the world (and the entire right, title and interest therein and thereto), whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, service names, brands, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by any of the foregoing; (b) internet domain names, whether or not trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions and designs, whether or not copyrightable or registrable, including copyrights, author, performer, moral and neighboring rights; (d) inventions, improvements, discoveries, processes, formulae, techniques, trade secrets, business and technical information, know-how, data, databases, data collections, hardware, technology, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation, manuals, and other confidential or proprietary information; (e) patents (including all reissues, divisionals, provisionals, continuations, continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) Software; (g) rights of privacy and publicity; (h) semiconductor chips and mask works; (i) all registrations, applications and renewals for any of the foregoing; and (j) all rights to any Actions of any nature related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for past, present or future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge, after reasonable inquiry, of Chong, Mikkel Wichmann Jørgensen, Poul Christian Arnold Jørgensen, Kristian Vang Jørgensen, Thomas Jensen, and Steen Bischoff Leerberg, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, Governmental Order, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition, development, effect or change that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on (a) the business, operations, results of operations, prospects condition (financial or otherwise), assets (including intangible assets), liabilities, employee, customer or supplier relations of the Company, including any event, change, development or effect that has had, or could reasonably be expected to have or result in, individually or in the aggregate (i) a material negative impact on the consolidated annualized EBIT of the Company, (ii) a material negative impact on the consolidated annualized revenue of the Company, (iii) a material decrease in consolidated assets or a material increase in consolidated liabilities of the Company, (b) the ability of either Seller to consummate the transactions contemplated hereby on a timely basis, or (c) the ability of Company to conduct its operations after the Closing in substantially the same manner as such business is currently conducted and proposed to be conducted.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.16(a).

“Material Suppliers” has the meaning set forth in Section 3.16(b).

“Negative Closing Adjustment Portion” has the meaning set forth in Section 2.04(a)(ii).

“Outside Date” means February 15, 2017

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Positive Closing Adjustment Portion” has the meaning set forth in Section 2.04(a)(ii).

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(a)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Pro Rata Share” means, with respect to each Seller, a fraction (i) the numerator of which is the aggregate number of Shares held by such Seller immediately prior to the Closing, and (ii) the denominator of which is the total number of Shares issued and outstanding immediately prior to the Closing, as set forth on Schedule A hereto under the title “Pro Rata Share”.

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Receivables Measurement Date” has the meaning set forth in Section 2.11(a).

“Receivables Notice” has the meaning set forth in Section 2.11(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Released Claims” has the meaning set forth in Section 5.09.

“Released Parties” has the meaning set forth in Section 5.09.

“Releasors” has the meaning set forth in Section 5.09.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means the business of developing, manufacturing, selling and/or servicing digital-label; press printers; provided, however the term “Restricted Business” shall not include the manufacturing of products by Li Gong Industry Co. Ltd. for sale to or by the Company or the activities of Guangzhou TrojanJet Label Equipment Ltd. as a distributor for the Company.

“Restricted Period” has the meaning set forth in Section 5.08(a).

“Sanctions” has the meaning set forth in Section 3.22(b).

“Seller” and “Sellers” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Sellers’ Representative” has the meaning set forth in Section 2.05.

“Sellers’ Accountant” means RIR Revision.

“Sellers Working Capital Payment” has the meaning set forth in Section 2.04(b)(ii).

“Shares” has the meaning set forth in the recitals.

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Target Working Capital” means an amount equal to DKK 5,300,000.

“Tax” or “Taxes” (a) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies, customs, tariffs, fees and liabilities of the same or similar nature, including gross receipts, income, profits, net worth, capital stock, capital gain, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative minimum, estimated, stamp, registration, license, excise, export, natural resources, severance, environmental, premium, windfall profit, customs, duties, real property, and personal property taxes as well as public imposts, fees and social security charges (including health, unemployment, disability, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts or such interest, penalties, or additions, (b) any liability for any amounts of the type described in clauses (a), (c) and (d) hereof of a predecessor entity, (c) any liability for the payment of any amounts of the type described in clauses (a), (b) or (d) hereof as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement) and (d) any liability for the payment of any amounts of the type described in clauses (a), (b) or (c) hereof as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement to make any payment determined by reference to the Tax liability of a third party.

“Tax Return” means any return, declaration, report, estimate claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any election, declaration, schedule or attachment thereto, and including any amendment or supplement thereof (and including information returns, affiliated, combined, consolidated or unitary returns for any group of entities or reports with respect to backup withholding and other payments to third parties).

“Territory” means Asia, Europe, the Middle East, Africa and the Americas.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Total Uncollected Receivables” has the meaning set forth in Section 2.11(c).

“Transaction Documents” means this Agreement, the Escrow Agreement, and the Employment Agreements.

“Uncollected Receivables” has the meaning set forth in Section 2.11(a)

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.25(c).

“USD” or “$” means the lawful currency of the United States.

“U.S. GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Working Capital Review Period” has the meaning set forth in Section 2.04(c)(i).

“Working Capital Surplus” has the meaning set forth in Section 2.04(b)(ii).

“Year 1 Earnout Amount” has the meaning set forth in Section 2.08(a)(i).

“Year 1 Earnout Target” has the meaning set forth in Section 2.08(a)(i).

“Year 1 EBIT Target” has the meaning set forth in Section 2.08(a)(i).

“Year 2 Earnout Amount” has the meaning set forth in Section 2.08(b)(i).

“Year 2 Earnout Target” has the meaning set forth in Section 2.08(b)(i).

“Year 2 EBIT Target” has the meaning set forth in Section 2.08(b)(i).

“Year 3 Earnout Amount” has the meaning set forth in Section 2.08(c)(i).

“Year 3 Earnout Target” has the meaning set forth in Section 2.08(c)(i).

“Year 3 EBIT Target” has the meaning set forth in Section 2.08(c)(i).

“Year 4 Earnout Amount” has the meaning set forth in Section 2.08(d)(i).

“Year 4 Earnout Target” has the meaning set forth in Section 2.08(d)(i).

“Year 4 EBIT Target” has the meaning set forth in Section 2.08(d)(i).

“Year 5 Earnout Amount” has the meaning set forth in Section 2.08(e)(i).

“Year 5 Earnout Target” has the meaning set forth in Section 2.08(e)(i).

“Year 5 EBIT Target” has the meaning set forth in Section 2.08(e)(i).

“Year 6 Earnout Amount” has the meaning set forth in Section 2.08(f)(i).

“Year 6 Earnout Target” has the meaning set forth in Section 2.08(f)(i).

“Year 6 EBIT Target” has the meaning set forth in Section 2.08(f)(i).

“Year 7 Earnout Amount” has the meaning set forth in Section 2.08(g)(i).

“Year 7 Earnout Target” has the meaning set forth in Section 2.08(g)(i).

“Year 7 EBIT Target” has the meaning set forth in Section 2.08(g)(i).

Section 1.01 Certain Matters of Construction. A reference to an Article, Section, Exhibit or Schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Except as otherwise specifically provided herein, the word “material,” when used in reference to any party’s representations, warranties or covenants, means material in relation to such party. All cash amounts set forth in this Agreement are in Danish Kroner (DKK) unless otherwise specified.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, and Buyer shall purchase from each Seller, the Shares listed opposite the name of such Seller on Schedule A hereto under the title “Shares”, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Shares shall consist of:

(a) the Closing Cash Purchase Price, subject to adjustment as provided in Section 2.04, plus

(b) the Escrow Amount (to the extent such funds become distributable pursuant to the terms of this Agreement and the Escrow Agreement)

(c) the Year 1 Earnout Amount, if any, as calculated and set forth in Section 2.08 and Section 2.09, plus

(d) the Year 2 Earnout Amount, if any, as calculated and set forth in Section 2.08 and Section 2.09, plus

(e) the Year 3 Earnout Amount, if any, as calculated and set forth in Section 2.08 and Section 2.09, plus

(f) the Year 4 Earnout Amount, if any, as calculated and set forth in Section 2.08 and Section 2.09, plus

(g) the Year 5 Earnout Amount, if any, as calculated and set forth in Section 2.08 and Section 2.09, plus

(h) the Year 6 Earnout Amount, if any, as calculated and set forth in Section 2.08 and Section 2.09, plus

(i) the Year 7 Earnout Amount, if any, as calculated and set forth in Section 2.08 and Section 2.09.

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver to each Seller such Seller’s Pro Rata Share of the Closing Cash Purchase Price, subject to any Closing Adjustment pursuant to Section 2.04(a), by wire transfer of immediately available funds to the account of each Seller designated in writing by Sellers to Buyer no later than five Business Days prior to the Closing Date; and

(ii) deliver the Escrow Amount to the Escrow Agent for deposit in the escrow account established pursuant to the terms and conditions of the Escrow Agreement.

(iii) deliver the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b) At the Closing, Sellers shall deliver, or caused to be delivered, to Buyer:

(i) the Company’s register of shareholders with the Buyer duly registered as the owner of the Shares, free and clear of all Encumbrances;

(ii) the Company’s minute book including minutes of general meetings, minutes of the board of directors and audit minutes; and

(iii) all technical information, documentation and specifications related to each of the Company’s products delivered in electronic format;

(iv) the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by each Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04 Closing Cash Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At least three Business Days before the Closing, Sellers shall prepare and deliver to Buyer a statement setting forth their good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Executive Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with Danish GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Target Working Capital in the Letter of Understanding dated November 3, 2016 for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii) The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus the Target Working Capital. If the Closing Adjustment is a positive number, fifty percent (50%) of such amount (the “Positive Closing Adjustment Portion”) shall be added to the calculation of each of the Year 1 Earnout Target and the Year 2 Earnout Target as set forth in Section 2.08. If the Closing

Adjustment is a negative number, fifty percent (50%) of such amount (the “Negative Closing Adjustment Portion”) shall be subtracted from the calculation of each of the Year 1 Earnout Target and the Year 2 Earnout Target as set forth in Section 2.08.

(b) Post-Closing Adjustment.

(i) Within 90 days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain an audited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate executed by an executive officer of Buyer (solely in his or her capacity of such) that the Closing Working Capital Statement was prepared in accordance with accounting principles consistent with those applied in the preparation of the Letter of Understanding dated November 3, 2016.

(ii) The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). The Escrow Agreement shall provide that if the Post-Closing Adjustment is a negative number then the Escrow Agent shall promptly, but in any event on or prior to the 5th Business Day following the receipt of written instructions to the Escrow Agent from the Buyer, release the amount of such Post-Closing Adjustment from the escrow account to the Buyer in immediately available funds and the remaining Escrow Amount, if any, shall be reduced by the amount of such Post-Closing Adjustment; provided, however, that any such Post-Closing Adjustment may, in the Buyer’s sole discretion, be set off against any Earnout Amounts earned pursuant to Section 2.08. If the Post-Closing Adjustment is a positive amount (any such positive amount, the “Working Capital Surplus”), then the Buyer shall pay directly to each Seller an amount equal to such Seller’s Pro Rata Share of the Working Capital Surplus (the “Sellers’ Working Capital Payment”).

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, the Sellers’ Representative shall have 30 days (the “Working Capital Review Period”) to review the Closing Working Capital Statement. During the Working Capital Review Period, the Sellers’ Representative and Sellers’ Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (if in Buyer’s possession) relating to the Closing Working Capital Statement as Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be granted after reasonable notice to the Buyer or the Company, in a manner that does not interfere with the normal business operations of Buyer or the Company, and shall not include access to trade secrets.

(ii) Objection. During or on the last day of the Working Capital Review Period, the Sellers’ Representative may object to the Closing Working Capital Statement by delivering to Buyer a written notice of objection signed by the Sellers’ Representative setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If the Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Working Capital Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If the Sellers’ Representative delivers the Statement of Objections before the expiration of the Working Capital Review Period, Buyer and the Seller’s Representative shall negotiate in good faith to resolve such objections within 15 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the such objections are resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and the Sellers’ Representative, shall be final and binding.

(iii) Resolution of Disputes. If the Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to FSR Danish Auditors, who shall appoint an independent accountant (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Independent Accountant shall decide only the specific items under dispute by the Sellers’ Representative and Buyer and the Independent Accountant’s decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by the Sellers’ Representative and Buyer.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable, but in any event within 45 days (or such other time as the Sellers’ Representative and Buyer shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of a Post-Closing Adjustment to Buyer or Sellers (as applicable) to be made in cash (DKK) (i.e., any Post-Closing Adjustment that cannot be addressed solely by a release of a portion of the Escrow Amount or a reduction of an Earnout Amount), together with interest calculated as set forth below, shall be due (A) within five

Business Days after acceptance of the applicable Closing Working Capital Statement or (B) if there are Disputed Amounts, then within five Business Days after the resolution described in clause (v) above. All payments to be made pursuant to this clause (vi) shall be made by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers (as applicable). In the event the Post-Closing Adjustment is not paid within 180 days following the Closing Date, the amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date but excluding the date of payment at the Agreed Interest Rate.

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.05 Sellers’ Representative. In order to efficiently administer the defense and/or settlement of any disputes regarding the Post-Closing Adjustment pursuant to Section 2.04, any disputes regarding the Earnout Calculations pursuant to Section 2.09, any disputes regarding the Earnout Valuation Schedule pursuant to Section 2.10, any claims for which the Sellers may be required to indemnify any Indemnified Party pursuant to Article 8 hereof and to agree to any amendments, modifications or waivers pursuant to Section 10.09, the Sellers hereby agree as follows:

(a) Each Seller hereby designates and appoints Holding (which, by execution of this Agreement, hereby accepts such appointment) as his, her or its representative (the “Sellers’ Representative”) and as the sole agent and attorney-in-fact for and on behalf of such Seller, with full power of substitution and resubstitution, and authorizes the Sellers’ Representative to (i) execute and deliver on behalf of the Sellers any amendment, consent or waiver under this Agreement and any other Transaction Documents, (ii) take all action necessary or appropriate in connection with (A) any disputes regarding the Closing Working Capital Statement pursuant to Section 2.04 and (B) the defense and/or settlement of any claims for which the Sellers may be required to indemnify any Indemnified Party pursuant to Article 8 hereof, (iii) give and receive all notices required to be given by or received on behalf of the Sellers under this Agreement, (iv) negotiate, settle or compromise any action arising out of or related to this Agreement or any of the transactions hereunder or thereunder, including to take any action (or determine not to take action) in connection with the defense, prosecution, settlement, compromise or other resolution of any claim for indemnification pursuant to Article 8 and (v) to do each and every act and exercise all rights that are either (x) necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing or (y) specifically mandated by the terms of this Agreement. The Sellers’ Representative shall be entitled to rely, and shall be fully protected from any claims by the Sellers in relying, upon (i) any statements or other information furnished to it by any Seller, (ii) any statements, other information or advice furnished to it by any advisor (including accountants consulted by the Buyer) or counsel, and (iii) any other evidence reasonably deemed by the Sellers’ Representative, in its sole discretion, to be reliable.

(b) Authority to Execute and Perform Agreement. This Agreement has been duly executed and delivered by the Sellers’ Representative and constitutes the valid and binding obligation of the Sellers’ Representative, enforceable against it in accordance with its terms.

(c) Replacement of Sellers’ Representative. Should the Sellers’ Representative be unable or unwilling to serve or appoint his, her or its successor to serve in his, her or its stead, the Sellers may by a vote of the holders of a majority of the Shares appoint a successor to serve in his, her or its stead.

(d) Decisions Binding. All decisions, actions and instructions by the Sellers’ Representative, including without limitation the defense or settlement of any claims for which the Sellers may be required to indemnify any Indemnified Party pursuant to Article 8 hereof and the entry into any amendments to this Agreement from time to time, shall be conclusive and binding on the Sellers and none of the Sellers shall have the right to object, dissent, protest or otherwise contest the same.

(e) Reliance on Sellers’ Representative. The Buyer and the Company shall be entitled to rely conclusively on the instructions and decisions of the Sellers’ Representative as to the settlement of any claims for indemnification pursuant to Article 8 hereof, and any other actions taken by the Sellers’ Representative in connection herewith, and no party hereto shall have any cause of action against the Buyer or the Company for any action taken by such party in reliance upon the instructions or decisions of the Sellers’ Representative.

(f) Extent and Survival of Authority. The appointment of the Sellers’ Representative is an agency coupled with an interest and is irrevocable, and any action taken by the Sellers’ Representative pursuant to the authority granted in this Section 2.05 shall be effective and absolutely binding on the Sellers notwithstanding any contrary action of or direction from any Sellers. The death or incapacity of any Seller shall not terminate the authority and agency of the Sellers’ Representative.

(g) Release from Liability; Indemnification. Each Seller hereby releases the Sellers’ Representative from, and each Seller agrees to indemnify the Sellers’ Representative against, liability for any action taken or not taken by it in its capacity as such agent, and no Seller shall have any cause of action against the Sellers’ Representative for any action taken, decision made or instruction given by the Sellers’ Representative under this Agreement, except for the liability of the Sellers’ Representative to a Seller for loss which such party may suffer from the intentional misconduct, fraud or gross negligence of the Sellers’ Representative in carrying out its duties hereunder.

Section 2.06 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 AM, Eastern time, at the offices of Kromann Reumert, Sundkrogsgade 5, 2100 Københavnø, Copenhagen – Denmark on the second Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.07 Withholding Rights. Buyer and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable in respect of the Shares to either of the Sellers or any other payments contemplated by this Agreement such amount, if any, as Buyer determines in good faith is required to be deducted and withheld with respect to the making of such payment under applicable Danish Law, and to collect any necessary Tax forms for avoiding such withholding, including IRS Form W-8BEN, or any similar information, from Sellers and any other recipient of any payment hereunder. Any amounts so withheld (or caused to be withheld) shall be treated for all purposes as having been paid to Sellers or such other recipient, as applicable, in respect of which Buyer made such deduction and withholding. Buyer agrees to use commercially reasonable efforts to assist Sellers in reclaiming any amounts so withheld if such Seller should have been exempt from such withholding.

Section 2.08 Earnout Amounts. The Year 1 Earnout Amount, Year 2 Earnout Amount, Year 3 Earnout Amount, Year 4 Earnout Amount, Year 5 Earnout Amount, Year 6 Earnout Amount and Year 7 Earnout Amount (collectively referred to as the “Earnout Amount”) shall be calculated as follows:

(a) Year 1 Earnout Amount.

(i) In the event the Company’s EBIT for EBIT Year 2017 (“2017 EBIT”) is greater than or equal to 80% of DKK 5,922,000 (the “Year 1 EBIT Target”), then the earnout amount for such year (the “Year 1 Earnout Amount”) shall be equal to the product of (a) a fraction equal to the 2017 EBIT divided by the Year 1 EBIT Target multiplied by (b) DKK 2,797,000 (x) plus the Positive Closing Adjustment Portion, if any or (y) minus the Negative Closing Adjustment Portion, if any (the “Year 1 Earnout Target”); provided, however that in no event will the Year 1 Earnout Amount exceed 120% of the Year 1 Earnout Target.

(ii) In the event the Company’s 2017 EBIT is less than 80% of the Year 1 EBIT Target, the Year 1 Earnout Amount shall be equal to DKK 0.

(b) Year 2 Earnout Amount.

(i) In the event the Company’s EBIT for EBIT Year 2018 (“2018 EBIT”) is greater than or equal to 80% of DKK 10,123,000 (the “Year 2 EBIT Target”), then the earnout amount for such year (the “Year 2 Earnout Amount”) shall be equal to the product of (a) a fraction equal to the 2018 EBIT divided by the Year 2 EBIT Target multiplied by (b) DKK 3,797,000 (x) plus the Positive Closing Adjustment Portion, if any or (y) minus the Negative Closing Adjustment Portion, if any (the “Year 2 Earnout Target”); provided, however that in no event will the Year 2 Earnout Amount exceed 120% of the Year 2 Earnout Target.

(ii) In the event the Company’s 2018 EBIT is less than 80% of the Year 2 EBIT Target, the Year 2 Earnout Amount shall be equal to DKK 0.

(c) Year 3 Earnout Amount.

(i) In the event the Company’s EBIT for EBIT Year 2019 (“2019 EBIT”) is greater than or equal to 80% of DKK 14,765,000 (the “Year 3 EBIT Target”), then the earnout amount for such year (the “Year 3 Earnout Amount”) shall be equal to the product of (a) a fraction equal to the 2019 EBIT divided by the Year 3 EBIT Target multiplied by (b) DKK 4,797,000 (the “Year 3 Earnout Target”); provided, however that in no event will the Year 3 Earnout Amount exceed 120% of the Year 3 Earnout Target.

(ii) In the event the Company’s 2019 EBIT is less than 80% of the Year 3 EBIT Target, the Year 3 Earnout Amount shall be equal to DKK 0.

(d) Year 4 Earnout Amount.

(i) In the event the Company’s EBIT for EBIT Year 2020 (“2020 EBIT”) is greater than or equal to 80% of DKK 17,738,000 (the “Year 4 EBIT Target”), then the earnout amount for such year (the “Year 4 Earnout Amount”) shall be equal to the product of (a) a fraction equal to the 2020 EBIT divided by the Year 4 EBIT Target multiplied by (b) DKK 5,797,000 (the “Year 4 Earnout Target”); provided, however that in no event will the Year 4 Earnout Amount exceed 120% of the Year 1 Earnout Target.

(ii) In the event the Company’s 2020 EBIT is less than 80% of the Year 4 EBIT Target, the Year 4 Earnout Amount shall be equal to DKK 0.

(e) Year 5 Earnout Amount.

(i) In the event the Company’s EBIT for EBIT Year 2021 (“2021 EBIT”) is greater than or equal to 80% of DKK 19,239,000 (the “Year 5 EBIT Target”), then the earnout amount for such year (the “Year 5 Earnout Amount”) shall be equal to the product of (a) a fraction equal to the 2021 EBIT divided by the Year 5 EBIT Target multiplied by (b) DKK 6,797,000 (the “Year 5 Earnout Target”); provided, however that in no event will the Year 5 Earnout Amount exceed 120% of the Year 5 Earnout Target.

(ii) In the event the Company’s 2021 EBIT is less than 80% of the Year 5 EBIT Target, the Year 5 Earnout Amount shall be equal to DKK 0.

(f) Year 6 Earnout Amount.

(i) In the event the Company’s EBIT for EBIT Year 2022 (“2022 EBIT”) is greater than or equal to 80% of DKK 20,504,000 (the “Year 6 EBIT Target”), then the earnout amount for such year (the “Year 6 Earnout Amount”) shall be equal to the product of (a) a fraction equal to the 2022 EBIT divided by the Year 6 EBIT Target multiplied by (b) DKK 7,797,000 (the “Year 6 Earnout Target”); provided, however that in no event will the Year 6 Earnout Amount exceed 120% of the Year 6 Earnout Target.

(ii) In the event the Company’s 2022 EBIT is less than 80% of the Year 6 EBIT Target, the Year 6 Earnout Amount shall be equal to DKK 0.

(g) Year 7 Earnout Amount.

(i) In the event the Company’s EBIT for EBIT Year 2023 (“2023 EBIT”) is greater than or equal to 80% of DKK 22,145,000 (the “Year 7 EBIT Target”), then the earnout amount for such year (the “Year 7 Earnout Amount”) shall be equal to the product of (a) a fraction equal to the 2023 EBIT divided by the Year 7 EBIT Target multiplied by (b) DKK 8,797,000 (the “Year 7 Earnout Target”); provided, however that in no event will the Year 7 Earnout Amount exceed 120% of the Year 7 Earnout Target.

(ii) In the event the Company’s 2023 EBIT is less than 80% of the Year 7 EBIT Target, the Year 7 Earnout Amount shall be equal to DKK 0.

Section 2.09 Earnout Determination

(a) On or before the date which is 60 days after the last day of each EBIT Year (each such date, an “Earnout Calculation Delivery Date”), Buyer shall prepare and deliver to Sellers’ Representative a written statement (in each case, an “Earnout Calculation Statement”) setting forth in reasonable detail its determination of EBIT for the applicable EBIT Year and its calculation of the resulting Earnout Amount (in each case, an “Earnout Calculation”).

(b) The Sellers’ Representative shall have 30 days after receipt of the Earnout Calculation Statement for each EBIT Year (in each case, the “Earnout Review Period”) to review the Earnout Calculation Statement and the Earnout Calculation set forth therein. Prior to the expiration of the Earnout Review Period, the Sellers’ Representative may object to the Earnout Calculation set forth in the Earnout Calculation Statement for the applicable EBIT Year by delivering a written notice of objection signed by the Sellers’ Representative (an “Earnout Calculation Objection Notice”) to Buyer. Any Earnout Calculation Objection Notice shall specify the items in the applicable Earnout Calculation disputed by the Sellers’ Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Sellers’ Representative fails to deliver an Earnout Calculation Objection Notice to Buyer prior to the expiration of the Earnout Review Period, then the Earnout Calculation set forth in the Earnout Calculation Statement shall be final and binding on the parties hereto. If the Sellers’ Representative timely delivers an Earnout Calculation Objection Notice, Buyer and Sellers’ Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the EBIT and the Earnout Amount for the applicable EBIT Year. If Buyer and Sellers’ Representative are unable to reach agreement within 15 days after such Earnout Calculation Objection Notice has been given, all unresolved disputed items shall be promptly submitted to the Independent Accountant who, acting as an expert and not an arbitrator, shall resolve the disputed items only and make any adjustments to the Earnout Calculation Statement. The Independent Accountant shall decide only the specific items under dispute by Sellers’ Representative and Buyer and the Independent Accountant’s decision for each disputed item must be within the range of values assigned to each such item in the Earnout Calculation Statement and the Earnout Calculation Objection Notice, respectively. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers’ Representative and Buyer. The Independent Accountant shall make a determination as soon as practicable, but in any event within 45 days (or such other time as the Sellers’ Representative and Buyer shall agree in writing) after its engagement, and its resolution of the disputed items and their adjustments to the Earnout Calculation Statement shall be conclusive and binding upon the parties.

(c) Buyer’s obligation to pay each of the Earnout Amounts to Sellers is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earnout Amount payment and the obligations to pay an Earnout Amount to Sellers shall not obligate Buyer to pay any preceding or subsequent Earnout Amount.

(d) Subject to Section 2.09(f), any Earnout Amount that Buyer is required to pay pursuant to Section 2.08 hereof shall be paid in full no later than 20 Business Days following the date upon which the determination of EBIT for the applicable EBIT Year becomes final and binding upon the parties as provided in Section 2.09(b) (including any final resolution of any dispute raised by Sellers in an Earnout Calculation Objection Notice) (each such date, the “Earnout Due Date”). Buyer shall pay to each of the Sellers such Seller’s Pro Rata Share of the applicable Earnout Amount in immediately available funds by wire transfer to the account of each Seller designated in writing by Sellers. In the event the applicable Earnout Amount that Buyer is required to pay pursuant to Section 2.08 hereof is not paid on or before the Earnout Due Date, such Earnout Amount shall bear interest at the Agreed Interest Rate from the Earnout Due Date until such Earnout Amount is paid to Sellers.

(e) Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company. Buyer has no obligation to operate the Company in order to achieve any Earnout Amount or to maximize the amount of any Earnout Amount.

(f) Buyer shall have the right to withhold or set off against any amount that is owed and has not yet been paid pursuant to Section 2.08 and Section 2.09 the amount of (i) any Closing Adjustment owed to it pursuant to Section 2.04(a), (ii) any Purchase Price Adjustment owed to it pursuant to Section 2.04(b), (iii) any Uncollected Receivables owed to it pursuant to Section 2.11, (iv) any Losses to which any Buyer Indemnified Party may be entitled under Article VIII of this Agreement or any other Transaction Document, or (v) any other amount that may be owed to Buyer by the relevant Seller or its Affiliates.

(g) The parties understand and agree that (i) contingent rights to receive any Earnout Amount shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) Sellers shall not have any rights as securityholders of Buyer or the Company as a result of Sellers’ contingent right to receive any Earnout Amount hereunder, and (iii) except as provided in the last sentence of Section 2.09(d), no interest is payable with respect to any Earnout Amount.

Section 2.10 Determination of Earnout Value. Seller and Buyer agree that the current value of the Earnout Amounts shall be determined for all purposes (including Tax and financial accounting) as shown on the earnout valuation schedule (the “Earnout Valuation Schedule”). A draft of the Earnout Valuation Schedule shall be prepared by Buyer and delivered to the Sellers’ Representative within thirty (30) calendar days following the date of this Agreement. If the Sellers’ Representative notifies Buyer in writing that the Sellers’ Representative objects to one or more items reflected in the Earnout Valuation Schedule, the Sellers’ Representative and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Sellers’ Representative and Buyer are unable to resolve any dispute with respect to the Earnout Valuation Schedule within forty-five (45) calendar days following the date of this Agreement, such dispute shall be resolved by the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne equally by Sellers and Buyer. Buyer and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Earnout Valuation Schedule. Any adjustments to the Earnout Amounts pursuant to Section 2.09 shall be valued in a manner consistent with the Earnout Valuation Schedule.

Section 2.11 Giving Effect to Accounts Receivable Warranty.

(a) If the Domino Equipment Purchase Receivable has not been collected by the Company on or prior to the Closing Date as required by Section 7.02(ll), the Buyer and Sellers’ Representative shall execute joint instructions instructing the Escrow Agent to promptly, but in any event on or prior to the 5th Business Day following the receipt of such joint instructions, to release the amount of the Domino Equipment Purchase Receivable from the escrow account to the Buyer in immediately available funds and the remaining Escrow Amount, if any, shall be reduced by the amount of the Domino Equipment Purchase Receivable; provided, however, that the amount of Domino Equipment Purchase Receivable may, in the Buyer’s sole discretion, be set off against any Earnout Amounts earned pursuant to Section 2.08 when such Earnout Amounts are actually earned.

(b) On or after ninety (90) days following the Closing Date (the “Receivables Measurement Date”), Buyer shall deliver a written notice to the Sellers’ Representative (the “Receivables Notice”) setting forth all of the accounts receivable of the Company reflected on the books and records of the Company on the Closing Date, except for the accounts receivable set forth on Section 2.11 of the Disclosure Schedules, that are at the Receivables Measurement Date uncollected (the “Uncollected Receivables”).

(c) The Escrow Agreement shall provide that the Escrow Agent shall promptly, but in any event on or prior to the 5th Business Day following the receipt of written instructions to the Escrow Agent from the Buyer, release the total aggregate face value of all such Uncollected Receivables (the “Total Uncollected Receivables”) from the escrow account to the Buyer in immediately available funds and the remaining Escrow Amount, if any, shall be reduced by the amount of such Total Uncollected Receivables; provided, however, that the amount of Total Uncollected Receivables may, in the Buyer’s sole discretion, be set off against any Earnout Amounts earned pursuant to Section 2.08 when such Earnout Amounts are actually earned.

(d) In the event that such Uncollected Receivables are collected within one hundred eighty (180) days following the Closing Date (the “Collected Receivables”) the total aggregate face value of all such Collected Receivables shall be deposited in the escrow account by the Buyer within thirty (30) days of receipt by Buyer or, if such amounts were determined to be set off against any Earnout Amounts actually earned pursuant to Section 2.11(c) above, such offset against an Earnout Amounts shall be canceled.

(e) Any payment for Uncollected Receivables or Collected Receivables to Buyer or Sellers (as applicable) to be made in cash (DKK) (i.e., any such payment that cannot be addressed solely by a release of a portion of the Escrow Amount or a reduction of an Earnout Amount) shall be made by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers (as applicable).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller, jointly and severally, represents and warrants to Buyer that, except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Sellers. Holding is a private limited liability company duly organized, validly existing and in good standing under the Laws of Denmark. Chong is an individual residing in and a citizen of the People’s Republic of China. Each Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms. When each other Transaction Document to which a Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a company duly organized, validly existing and in good standing under the Laws of Denmark and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents have been duly authorized.

Section 3.03 Capitalization.

(a) All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by each Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b) All of the Shares were issued in compliance with all applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which any Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating either Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth in Section 3.03(c), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Holding or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller or the Company is a party or by which any Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06 Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as of September 30 in each of the years 2014, 2015 and 2016 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with Danish GAAP applied on a consistent basis throughout the periods involved. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of September 30, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of December 31, 2016, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with Danish GAAP. Sellers have delivered to Buyer copies of all Company’s bank statements for the period following the date hereof and until the Closing or earlier termination of this Agreement. All forecasted financial statements and budgets provided by the Company to the Buyer are based on estimates and assumptions, all of which represent the Company’s good faith judgment as to the forecasted financial condition and results of operations of the Company for the periods represented at the time such forecasted financial statements were prepared; provided, however, that Buyer acknowledges that (i) such financial projections are forward looking information which is subject to significant uncertainties and contingencies beyond the Company’s control, (ii) no assurance can be given by the Company that such projections will be realized and (iii) that actual results during the periods covered may differ from the financial projections, including the data and results contained therein, and such differences may be material.

Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately disclosed or reserved against in the Balance Sheet as of the Balance Sheet Date in accordance with Danish GAAP, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount. There is no earnout or other compensation arrangements between the Company and any other Person giving any Person a right to compensation or payments from the Company based upon the occurrence of any event or the results of the Company’s operations.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) change in any method of accounting or accounting practice of the Company, except as required by U.S. GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l) liability arising out of an Environmental Claim or a violation of any Environmental Law related to the Company or its facilities;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) any capital investment in, or any loan to, any other Person;

(o) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p) any material capital expenditures;

(q) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(r) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed DKK 100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(t) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x) purchase, lease or other acquisition of the right to own, use or lease any property or assets, except for purchases of inventory in the ordinary course of business consistent with past practice;

(y) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Company Buyer in respect of any Post-Closing Tax Period;

(aa) any other unanticipated or unplanned capital expenditures or changes related to the business, including, any (i) changes to key managerial or operational personnel; (ii) significant changes in the Company’s key customer, vendor or supplier relationships; (iii) significant changes in the key commodities, vendors or suppliers utilized in the distribution process of the Company’s business; (iv) significant regulatory actions, findings or other changes which would materially impact the operations or performance of the business; (v) material changes in statutory or regulatory requirements, that if in the threat of implementation or in the implementation itself, would materially impact the operations, operating behaviors or profitability of the Company; (vi) deferral of capital expenditures, which if not remedied, would materially impact the operations or performance of the Company; (vii) material changes in the Company’s work force, wage and benefit structures, or work rules; and (viii) material changes in the Company’s warranty requirements;

(bb) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.13(b) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of DKK 50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption or guarantee of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 30 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) any Contracts to which the Company is a party that provide for a right to an earnout or other compensation from the Company based upon the occurrence of any event or the results of the Company’s operations.

(xii) all Contracts between or among the Company on the one hand and any Seller or any Affiliate of any Seller (other than the Company) on the other hand;

(xiii) all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiv) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Knowledge of any Seller, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable; or

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(b) The Company does not own any Real Property. Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property leased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (ii) the current use of such property. With respect to leased Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Knowledge of any Seller, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(c) The machinery, equipment, and other tangible assets that are owned or leased by the Company and that are material to the business, financial condition, operations, results of operations, or future prospects of the Company are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

Section 3.11 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned by the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12 Purpose, Design and Function of Products. Each product produced, sold or distributed by the Company functions in accordance with such product’s purpose, design, and applicable documentation and specifications.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) the Disclosure Schedules lists (i) all Company IP Registrations (including for each item, (A) the record owner thereof, (B) the jurisdiction or registrar therefor, (C) the applicable registration, application or serial number or similar identifier, and (D) the status thereof, including any and all actions that are due or must be taken, including payments that are due or must be made, within 90 days of the Closing Date to obtain, maintain, perfect or renew such item) and (ii) all Company Intellectual Property, including software, that are not registered Company IP Registrations but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise valid, subsisting and in good standing. Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b) Section 3.13(b) of the Disclosure Schedules lists all Company IP Agreements. Sellers have provided Buyer with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company and the other parties thereto in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c) The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property which is used or held for use in connection with, or is necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances.

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(e) The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property. There has been no unauthorized disclosure or use of, or access to, any such trade secrets or other confidential information. Company has used proper patent, trademark, copyright or similar notices or markings in the operation of its business as reasonably necessary to maintain the Company Intellectual Property.

(f) The conduct of the Company’s business as currently and formerly conducted (including any product or service marked or sold thereby), and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) There have been and are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or other violation of the Intellectual Property of any Person by the Company; (ii) challenging the legality, validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or other violation by any Person of the Company Intellectual Property. Neither the Company nor any Seller is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the ownership, use or other exploitation of any Company Intellectual Property.

(h) None of the Company Intellectual Property, nor any product or service marketed or sold by Company, constitutes or is dependent on any open source computer code, or is subject to any license or other obligation that may (i) require the disclosure or distribution to any Person of any source code, trade secret or other confidential information, or require the licensing of any Intellectual Property for the purpose of creating derivative works, (ii) restrict consideration to be charged for the distribution of any Intellectual Property, or (iii) create any obligation with respect to other Intellectual Property, or require the grant of any rights or immunities under any other Intellectual Property.

Section 3.14 Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable within 90 days in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.15 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet, the accounts receivable arising after the date thereof and the accounts receivable outstanding as of the Closing (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date and the accounts receivable outstanding as of the Closing, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date or the accounts receivable outstanding as of the Closing, on the accounting records of the Company are adequate and have been determined in accordance with Danish GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.16 Customers and Suppliers.

(a) Section 3.16(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to DKK 700,000 for each of the three most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.16(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to DKK 100,000 for each of the three most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate, materially reduce or adversely modify its relationship with the Company.

Section 3.17 Warranties. No service or product provided, sold, leased, licensed or delivery by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) warranties arising by operation of law and (ii) the Company’s standard express written warranty and standard terms and conditions of sale or lease, all of which are set forth on Section 3.17 of the Disclosure Schedule. Each product or service sold, leased or provided by the Company has been sold, leased or provided in conformity with all such warranties and other contractual commitments. Warranty costs have been adequately reserved against in the Balance Sheet as of the Balance Sheet Date.

Section 3.18 Transactions with Affiliates. Except as set forth on Section 3.18 of the Disclosure Schedules, neither the Sellers nor any Affiliates of the Company:

(a) owns directly or indirectly, any ownership interest or investment in any Person that is a direct competitor, lessor, lessee, customer or supplier of the Company;

(b) owns or leases any assets, properties or rights used in the business of the Company;

(c) is party to any Contract with the Company or which otherwise benefits the business of the Company (other than employment agreements); or

(d) has received from or furnished to the Company any goods or services or is involved in any business relationship with the Company (other than as an equityholder or employee of the Company).

Section 3.19 Insurance. Section 3.19 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Sellers nor any Affiliate of any Seller (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Sellers nor the Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are, to the Knowledge of the Sellers, of the type and in the amounts customarily carried by Persons conducting a business similar to the Company. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.20 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to either Seller’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.21 Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, with all Laws applicable to it or its business, operations, properties or assets.

(b) Neither the Company, any Seller, nor, to the Knowledge of the Sellers, any of Company’s officers, directors, employees or agents (in such capacity) has been cited, fined or otherwise notified in writing of any past or present actual or alleged failure by such Person to comply with any Laws except in such instances in which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) The Company and each Company employee and other personnel possess all Permits required to be held for the Company to conduct its business, including with respect to the operation of leased real property and all such Permits and are valid and in full force and effect (including all Environmental Permits). All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.21(c) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration and no other Permits are required for Company to conduct the Company’s business as currently conducted. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.21(c) of the Disclosure Schedules.

(d) All products sold by the Company meet all necessary legal, regulatory and customer qualifications and, as appropriate, certifications.

Section 3.22 Foreign Corrupt Practices; Sanctions; Export Controls.

(a) Neither the Sellers nor the Company, any director, officer, or employee of the Company (in their capacity as such) or, to the Knowledge of any Seller, any consultant, agent or other Person acting for or on behalf of the Company has taken any action that would result in a violation by such Person of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”), Sections 122, 144 or 299(2) of the Danish Criminal Code, or any other applicable anti-corruption Law, or to the Knowledge of any Seller, would constitute such a violation if taken by a person domiciled in the United States including taking any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment of any money, property, gift or anything of value, directly or indirectly (i) to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office to influence official action, or (ii) to any person while knowing or having reason to know that all or any portion of the money or other thing of value will be offered, promised or given to a foreign official in order to influence or reward official action or to any person to influence such person to act improperly or reward the person for doing so.

(b) Neither the Sellers nor the Company, any director, officer, or employee of the Company (in their capacity as such) or, to the Knowledge of any Seller, any consultant, agent or other Person acting for or on behalf of the Company is, or is owned or controlled by a Person that is: (A) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State or other relevant sanctions authority including sanctions pursuant to decisions of the Council of the European Union (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is the subject of Sanctions (including Cuba, the Crimea region of Ukraine, Iran, North Korea, Sudan and Syria). The Company (i) has not engaged in, and is not now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions and (ii) has been in compliance with and has not been given notice of any violation of, and, to the Company’s knowledge, is not under investigation with respect to and has not been threatened to be charged with any violation of, any applicable Sanctions.

(c) The Company is not registered, or required to be registered, with the Directorate of Defense Trade Control, U.S. Department of State. The Company does not manufacture or export “defense articles” or provide “defense services,” as those terms are defined under sections 120.6 and 120.9, respectively, of the International Traffic In Arms Regulations (22 C.F.R. parts 120-130). To Sellers’ Knowledge, none of the Company’s products, technology or related services is subject to control by the Commerce Department’s Bureau of Industry and Security. None of the Company’s products, technology or related services is subject to the “dual-use” controls of the European Union. All exports, reexports and transfers of the Company’s products, services, and/or technology have been undertaken in accordance with applicable export control law and regulation, and the Company has obtained any required licenses, authorizations, or other permissions required to effect such exports, reexports, or transfers.

Section 3.23 Environmental Matters.

(a) The Company is currently and has been in compliance with all Environmental Laws and has not, and neither the Sellers nor the Company has, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) To the Knowledge of the Sellers, there has been no Release of Hazardous Materials with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor any Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Materials which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or the Company.

(c) Neither the Sellers nor the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(d) Sellers have provided or otherwise made available to Buyer and listed in Section 3.23(d) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Seller or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(e) Neither the Sellers nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

Section 3.24 Employee Benefit Matters.

(a) Section 3.24(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit, insurance policies and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.24(a) of the Disclosure Schedules, each, a “Benefit Plan”). Cost of all employee benefits have been adequately disclosed or reserved against in the Balance Sheet as of the Balance Sheet Date.

(b) With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan.

(c) Each Benefit Plan and related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved against to the extent required by Law.

(d) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(e) No Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and the Company does not have any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(f) There is no pending or, to the Knowledge of any Seller, threatened Action relating to a Benefit Plan (other than routine claims for benefits).

(g) There has been no amendment to, announcement by Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of the Sellers, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(h) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(i) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

Section 3.25 Employment Matters.

(a) Section 3.25(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b) None of the Company’s employees have on the date hereof received or given notice of termination or have indicated that such notice may be expected.

(c) The Company is not, and has not been a party to, bound by, or negotiating any collective bargaining agreement, local agreement, in-house agreements or other Contract with a union, works council or labor organization (collectively, “Union”), and the Company is not, and has not previously been, a member of an employers’ association. There is not, and has not been, any Union representing or purporting to represent any employee of the Company, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(d) The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices that relate to employees of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, part-time work, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws and no individual or company engaged by the Company as an independent contractor or consultant may raise claims against the Company based on such individual being an employee in fact or otherwise being able to rely statutory employee protection rules. There are no Actions against the Company pending, or to the Knowledge of any Seller, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

Section 3.26 Taxes.

(a) All Tax Returns required to be filed by the Company have been properly prepared, signed and timely filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns were required to have been filed. The Company is properly registered for Taxes according to applicable law in any jurisdictions in which it operates. Such Tax Returns were prepared in compliance with all applicable Tax Laws and are true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown or required to be shown on any Tax Return) have been paid on a timely basis. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no liens on any of the assets of the Company that arose is connection with any failure (alleged failure) by the Company to pay any Tax.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and has complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that the Company is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company not yet paid whether or not due.

(e) The amount of the Company’s Liability for unpaid Taxes as of the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Balance Sheet. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Interim Balance Sheet shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) The Company is not a party to any Action by any Governmental Authority. There are no pending or threatened Actions by any Governmental Authority. The Company has not received notice (including a request for more information) from a Tax authority of (i) any pending or threatened Tax audit, proceeding, dispute or claim or (ii) any Tax deficiency relating to the Company.

(g) Section 3.26(g) of the Disclosure Schedules sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(h) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Governmental Authority have been fully paid.

(i) Sellers have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after September 30, 2012.

(j) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company.

(k) Except as set forth in Section 3.26(k) of the Disclosure Schedules, the Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested by the Company or the Sellers or entered into or issued by any Governmental Authority, with respect to the Company.

(m) Except as set forth in Section 3.26(m) of the Disclosure Schedules the Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under any Tax Law), as transferee or successor, by contract or otherwise.

(n) No transactions, agreements or arrangements have been made with tax arbitrage or tax evasion as their primary purpose, and no transactions, agreements or arrangements constitute unlawful tax evasion.

(o) All intra-group transactions between the Company and the Sellers’ group companies have been implemented on an arm’s length basis according to applicable laws. The Company is not, and has never been, a party to a transaction or contract that is in conflict with the Tax rules on transfer pricing in any jurisdiction. The Company has prepared and maintained adequate documentation (hereunder adequate transfer pricing documentation according to Danish tax law) for its transactions, agreements and/or arrangements within the Sellers’ group companies and the Company has complied with such documentation.

(p) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under any relevant Law, or use of an improper method of Tax accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date; or

(iv) any closing or other final agreement relating to Taxes with any Governmental Authority.

(q) There is currently no limitation on the utilization of net operating losses, except the Company’s use of the Danish tax credit scheme regarding research and development costs, capital losses, built-in losses, tax credits or similar items of the Company under any Tax Law.

(r) Section 3.26(r) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business, has a permanent establishment or is required to file, or has filed, any Tax Return.

(s) The Company does not own any interest in an entity, and is not a party to any contractual arrangement or joint venture or other arrangement, that is or could be characterized as a partnership for Tax purposes.

(t) The Company has in its possession official government receipts for any Taxes paid by it to any Governmental Authority.

(u) The Company has never made an election under Treasury Regulation Section 301.7701-3 relating to its Tax status for U.S. federal income Tax purposes.

(v) The Company does not, and never has had, any direct or indirect shareholders who are “United States persons” for U.S. federal income Tax purposes.

Section 3.27 Books and Records. The minute books and share register of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.28 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 3.29 Full Disclosure. No representation or warranty by any Seller in this Agreement and no statement by the Company or any Seller contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. There is no fact that the Company or any Seller have not disclosed to Buyer and its counsel in writing and of which the Company or any Seller is aware that materially and adversely affects or could materially and adversely affect the business, prospects, financial condition, operations, property or affairs of the Company. There is no information which should have been, but which has not been disclosed to the Buyer prior to the signing of the Agreement for the Sellers to comply with its “good-faith duty of disclosure” under the general rules of Danish law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that, except as set forth in the correspondingly numbered Section of the Disclosure Schedules the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a private limited liability company duly organized, validly existing and in good standing under the Laws of Denmark. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, Sellers shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a) cause the Company to preserve, maintain and comply with all of its Permits;

(b) cause the Company to pay its debts, Taxes and other obligations when due;

(c) cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f) cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) cause the Company to maintain its books and records in accordance with past practice;

(h) cause the Company to comply with all applicable Laws and all applicable U.S. export controls, laws and regulations;

(i) cause the Company not to take or permit any action that would violate Sanctions; and

(j) cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur or that would cause a breach of any warranty in Article III.

Section 5.02 Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause the Company to, (a) if reasonably requested by Buyer, afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers or the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.

Section 5.03 No Solicitation of Other Bids.

(a) No Seller shall, and each Seller shall not authorize or permit any of his or its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their respective Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, rental, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.03, Sellers shall promptly (and in any event within one Business Day after receipt thereof by any Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Sellers agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Knowledge of any Seller, threatened against, relating to or involving or otherwise affecting Sellers or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant in Section 3.20 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Resignations. Sellers shall deliver or caused to be delivered to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company.

Section 5.06 Confidentiality.

(a) The Buyers and Sellers agree that their existing Nondisclosure Agreement dated as of September 14, 2016 will remain in full force and effect in accordance with the terms thereof until the Closing Date. In addition, from the date of the Agreement until the Closing Date (or if the Closing shall fail to occur, for a period of three (3) years from the date of the Agreement), each Seller shall hold, and shall cause its respective Affiliates to, hold, and shall use its best efforts to cause their or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, the Buyer or any of the Buyer’s Affiliates, except to the extent that the Sellers can show that such information (i) is necessary in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, (ii) is generally available to and known by the public through no fault of any Seller, any of its Affiliates or their respective Representatives; or (iii) is lawfully acquired by a Seller, any of his or its Affiliates or their respective Representatives from and after the Closing from sources which are not bound by a legal, contractual, fiduciary or other obligation to maintain such information in confidence. If a Seller or any of his or its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b) From and after the Closing, each Seller shall hold, and shall cause its respective Affiliates to, hold, and shall use its best efforts to cause their or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, the Buyer or any of the Buyer’s Affiliates, including all information relating to any Earnout Amount or its calculation or the Closing Adjustment or its calculation, except to the extent that the Sellers can show that such information (i) is generally available to and known by the public through no fault of any Seller, any of its Affiliates or their respective Representatives; or (ii) is lawfully acquired by a Seller, any of his or its Affiliates or their respective Representatives from and after the Closing from sources which are not bound by a legal, contractual, fiduciary or other obligation to maintain such information in confidence. If a Seller or any of his or its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07 Securities Law Compliance. The Company and each Seller are (i) aware that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) familiar with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and each of the Company and the Sellers agree that they will neither use, nor cause any third party to use, no trade in any securities of the Buyer while in possession of, any material nonpublic information regarding the Buyer in contravention of such Act or any such rules and regulations, including, without limitation, Rules 10b-5 and 14e-3. The Company and each Seller understand and acknowledge that it and its Affiliates could be subject to fines, penalties, and other liabilities under applicable securities laws if it or its Affiliates trade in the Buyer’s securities while in possession of any material nonpublic information or communicate such information to any other person who trades in such securities. Each Seller agrees that it and its Affiliates will refrain from trading in the Buyer’s securities until such time as such Seller and such Seller’s affiliates may properly do so under all applicable Laws and without breach by such Seller or such Seller’s Affiliates of this Agreement.

Section 5.08 Non-competition; Non-solicitation.

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), each of the Sellers shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, the Sellers may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person. Buyer acknowledges and agrees that the involvement by one or more shareholders of Holding with Domino System A/S, in such shareholder’s capacity as a shareholder or member of the board of directors of Domino System A/S is not and will not be regarded as a breach of this non-competition covenant.

(b) During the Restricted Period, each of the Sellers shall not, and each shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) During the Restricted Period, each of the Sellers shall not, and each shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d) Sellers acknowledge that a breach or threatened breach of this Section 5.08 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Seller acknowledges that the restrictions contained in this Section 5.08 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.08 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.08and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.09 Release; Covenant Not to Sue.

(a) As a material inducement to Buyer to enter into this Agreement, effective as of the Closing, each Seller, for itself or himself, and his heirs, personal representatives, successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges Buyer, the Company, each of its respective subsidiaries, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present equityholders, members, managers, directors, officers, employees, agents, and other representatives (collectively the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Action of any kind, in any court or before any tribunal, against any Released Party based on any Released Claim. Notwithstanding the preceding sentence of this Section 5.09, “Released Claims” does not include, and the provisions of this Section 5.09 shall not release or otherwise diminish, (a) the obligations of any party set forth in or arising under any provisions of this Agreement or the agreements contemplated in connection herewith, and (b) if the Releasor is an employee of the Company, in respect of (i) the current year’s accrued but unpaid compensation, (ii) such employee’s outstanding benefits under the Employee Benefit Plans of the Company as of the Closing Date (including accrued vacation), and (iii) reimbursement for expenses incurred by such employee in the ordinary course of his employment, in the cases of items (i) and (ii) so long as such amounts are accounted for in the final calculation of Working Capital. It is the intention of each Seller that such release be effective as a bar to each and every demand and Action hereinabove specified and in furtherance of such intention, each Seller, on its own behalf and on behalf of its Affiliates, hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon such Person by the provisions of applicable Law and expressly agrees that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected demands and Actions, if any, as those relating to any other demands and Actions hereinabove specified.

(b) Each Seller hereby covenants and agrees not to commence any Action, suit, arbitration or other claim against any of the Released Parties with respect to any Released Claim.

(c) Each Seller hereby represents, warrants and covenants that such Seller (i) has been provided with adequate information regarding the release set forth in this Section 5.09 and the subject matter hereof, (ii) has had adequate opportunity to consult legal counsel of such Seller’s choice regarding this release, (iii) has executed and delivered this Agreement pursuant to the free will of such Seller and with the intention that the release set forth herein be a general release to the full extent provided herein, and (iv) has executed this Agreement on a fully informed basis and with full knowledge of the consequences thereof. Each Seller further represents, warrants and covenants that such Seller has not sold, assigned or otherwise transferred to any other Person any of such Seller’s rights, remedies or interests in, to or arising from the Released Claims of such Seller.

(d) Each Seller hereby waives, releases and agrees not to make any claim or bring any contribution, cost recovery or other action against the Company or Buyer with respect to such Seller’s obligations under this Agreement or any facts or circumstances in existence prior to the Closing.

(e) Each Seller hereby expressly and irrevocably waives his or its rights under any applicable statute, rule, regulation, legal principle or legal doctrine applicable in any state or territory of the United States or any foreign jurisdiction which provides that a general release does not extend to claims which a releasing party does not know or suspect to exist in its favor at the time of executing such release, which if known by the releasing party would have materially affected its settlement with the released party. Non-disparagement. Each Seller hereby agrees that, in consideration of the payments to be made to such Seller for such Seller’s Shares pursuant to this Agreement, such Seller shall not, directly or indirectly, make (or cause to be made) to any Person any disparaging, derogatory or other negative statement about the Buyer, the Company or their respective officers, directors, employees, consultants, partners, shareholders or agents (or any of their respective products, Intellectual Property or services).

Section 5.11 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not intentionally take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Sellers shall use their best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Sellers shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. To the extent Sellers are unable to deliver any of such consents at or prior to the Closing and Buyer chooses to waive such closing condition in accordance with the terms of this Agreement, Sellers shall use their best efforts to deliver such consents as soon as commercially practical, in form and substance approved by Buyer, to Buyer. If such consent, approval or authorization cannot be obtained, Sellers shall use their best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Sellers provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f) Notwithstanding the foregoing, nothing in this Section 5.10 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; (iii) any material modification or waiver of the terms and conditions of this Agreement or (iv) make any payment.

Section 5.12 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, each Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c) Neither Buyer nor any Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.12 where such access would violate any Law.

Section 5.13 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.14 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.15 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Sellers agree that Buyer is to have no liability for any Tax resulting from any action of any Seller, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date pursuant to the Schedule of Termination of Joint Taxation set forth on Schedule 6.02. Except as set forth on Schedule 6.02, after such date neither the Company, nor any Seller nor any Affiliates of Sellers and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.26; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article VI; (c) all Pre-Closing Taxes of the Company or Taxes relating to the business of the Company for all Pre-Closing Tax

Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under any Tax Law of any jurisdiction; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring on or before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer or the Company.

Section 6.04 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each Seller and the Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the maximum statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with at least 30 days written notice and offer the other party the opportunity to take custody of such materials.

Section 6.05 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.06 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.26 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 180 days.

Section 6.07 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05, in each case, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Each Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants and conditions, as so qualified in all respects.

(c) No Action shall have been commenced against Buyer, Sellers or the Company, which would prevent the Closing or any transaction contemplated hereby and no Governmental Authority shall have threatened to commence any action.

(d) From the date of this Agreement and on and as of the Closing Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) The Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(f) Buyer shall have received a certificate, dated the Closing Date and signed by Chong and by a duly authorized officer of Holding, that each of the conditions set forth in Section

7.02(a) and Section 7.02(b) have been satisfied.

(g) Buyer shall have received a certificate of the chairman of the board of directors of Holding certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Holding authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) Buyer shall have received a certificate of the chairman of the board of directors of Holding certifying the names and signatures of the officers of Holding authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i) Buyer shall have received resignations of the directors and officers of the Company pursuant to Section 5.05 and confirming that they do not have any claim against the Company and that the Company does not have any Liability to such directors and officers or any Affiliate.

(j) Sellers shall have delivered, or caused to be delivered, draft minutes of the general meeting of the Company approving the appointment of such individuals identified by the Buyer to the board of the Company.

(k) Buyer shall have received a release agreement from each of Li Gong Industry Co. Ltd. and Guangzhou TrojanJet Label Equipment Ltd. confirming that they do not have any claim against the Company except as reflected on the Interim Balance Sheet and that the Company does not have any Liability to such directors and officers or any Affiliate.

(l) Sellers shall have delivered to Buyer a registration certificate for the Company from the Danish Business Authority (Erhvervsstyrelsen).

(m) Sellers shall have delivered, or caused to be delivered, to Buyer the Company’s register of shareholders with the Buyer duly registered as the owner of the Shares, free and clear of Encumbrances.

(n) Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(o) Sellers shall have delivered to Buyer the Company’s minute book including minutes of general meetings, minutes of meetings of the board of directors and audit minutes.

(p) Buyer shall have received documentation evidencing that Holding’s name has been changed to a name, which is not similar to or subject to confusion with the Company’s name.

(q) Buyer shall have received written confirmation from Elberino Limited (Memjet) that the existing licensing agreement between Elberino Limited (Memjet) and the Company shall remain in full force and effect after the Closing on the same or better terms, in form and substance satisfactory to Buyer.

(r) Buyer shall have received written confirmation from Li Gong Industry in form and substance satisfactory to Buyer stating (i) that as of the Closing Date the existing manufacturing agreement, including the Conditional Amendment to Manufacturing and Supply Agreement dated November 1, 2016, between Li Gong Industry and the Company shall remain in full force and effect after the Closing on the same or better terms, (ii) that, assuming the Conditional Amendment to Manufacturing and Supply Agreement dated November 1, 2016 is in full force and effect, there are no overdue payments owed by the Company to Li Gong Industry as of the Closing Date and (iii) the amounts owed by the Company to Li Gong Industry for products or services and the date when such amounts are due and, separately, any other amounts owned by the Company to Li Gong Industry and the date when such amounts are due, as of the Closing Date, whether or not then due.

(s) All Company Contracts are in full force and effect in accordance with their terms, and the Company will not have any Liabilities or obligations under such Contracts relating, in whole or in part, to any period prior to the Closing other than Current Liabilities.

(t) Sellers shall have delivered to Buyer all consents, authorizations, orders and approvals set forth on Section 3.05 of the Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

(u) Sellers shall have delivered to Buyer a consent of the board of directors of the Company approving the Agreement, the transactions contemplated hereby, and the transfer of Shares.

(v) Mikkel Wichmann Jorgensen, Thomas Jensen and Kristian Vang Jorgensen shall have each accepted in writing an offer regarding continued employment by the Company following, and subject to the effectiveness of, the consummation of the transactions contemplated by this Agreement, on terms mutually acceptable (including the execution of an employment agreement substantially in the form attached hereto as Exhibits B-1, B-2 and B-3 (the “Employment Agreements”)).

(w) Each of the individuals listed in Section 7.02(w) of the Disclosure Schedules shall have agreed to continue their consulting services with the Company after the Closing on terms reasonably acceptable to Buyer, and have entered into mutually acceptable consulting agreements with the Company substantially in the form attached hereto as Exhibit C, with such changes as the Buyer and the such consultant may reasonably agree to.

(x) From the date of this Agreement and on and as of the Closing Date, there shall not have occurred any Material Adverse Effect.

(y) From the date of this Agreement and on and as of the Closing Date, there shall not have occurred any event set forth in Section 3.08.

(z) Closing Working Capital is not less than DKK 5,300,000.

(aa) Liabilities of the Company do not exceed DKK 12,123,963.

(bb) Buyer is satisfied that the Company’s tangible assets are in good and serviceable condition and capable of supporting the Company’s business after the purchase of the Shares by Buyer at the Closing.

(cc) The Company shall have terminated all existing relationships and agreements with Domino Systems A/S.

(dd) The Buyer shall have entered into a new service agreement with Domino A/S in form and substance satisfactory to Buyer.

(ee) No later than the Closing Date, all part-time employees of the Company shall have been granted the same employee benefits and rights as full-time employees of the Company.

(ff) All products sold by the Company meet all necessary legal, regulatory and customer qualifications and certifications.

(gg) The Sellers’ Representative shall have agreed to the Earnout Valuation Schedule.

(hh) The amount of the Company’s Liability for unpaid Taxes as of the date of the Estimated Closing Working Capital Statement does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Estimated Closing Working Capital Statement. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Estimated Closing Working Capital Statement shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(ii) Holding shall have entered into an agreement with each of Holding’s shareholders setting forth the terms and conditions pursuant to which such shareholder will receive his or her share of any Earnout Amount received by Holding pursuant to the terms of this Agreement in form and substance satisfactory to Buyer.

(jj) The Company shall have cancelled the prior sale of three (3) Trojan 2 machines to INGOT KOREA Co., Ltd and the ownership of such Trojan 2 machines shall have been transferred from INGOT KOREA Co., Ltd to the Company.

(kk) The Company and Domino Systems A/S shall have entered into an agreement, in form and substance satisfactory to Buyer, pursuant to which Domino Systems A/S agrees to purchase three (3) Trojan 2 machines for a total of USD $91,276.25 (the “Domino Equipment Purchase Receivable”) which amount shall be due and payable on or prior to the Closing Date.

(ll) The Company shall have collected the full amount of the Domino Equipment Purchase Receivable.

(mm) Buyer shall have received such additional documents as, in Buyer’s reasonable discretion, are necessary in order to effect Closing.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained Section 4.01 and Section 4.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained Section 4.01 and Section 4.04shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(d) Buyer shall have delivered to each Seller an amount equal to such Seller’s Pro Rata Share of the Closing Cash Purchase Price in immediately available funds by wire transfer in immediately available funds, to an account or accounts designated at least five Business Days prior to the Closing Date by Sellers in a written notice to Buyer.

(e) Buyer shall have delivered to Sellers such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.26 (Taxes) which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is three (3) years from the Closing Date; provided, that the representations and warranties in (a) Section 3.01 (Organization and Authority of Sellers), Section 3.03 (Capitalization), Section 3.13 (Intellectual Property), Section 3.23(Environmental Matters) and Section 3.28 (Brokers), shall survive indefinitely, and (b) Section 3.24 (Employee Benefit Matters) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Sellers. Subject to the other terms and conditions of this Article VIII, each Seller shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates (including the Company) and Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of any Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement (other than in respect of Section 3.26, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c) any Tax Liability of the Company with respect to any Pre-Closing Tax Period;

(d) any Liability related to any Action as a result of any transaction with Domino Systems A/S that has not been carried on an arm’s length basis;

(e) any Liability related to compensation or other amounts owed to Company consultants located in Hungary and not reflected in the Balance Sheet;

(f) any Liability related to amounts owed by the Company to Chong pursuant to an earnout or other compensation arrangement not reflected in the Balance Sheet;

(g) in the event that performing the Company’s obligations pursuant to a product warranty or Contract would violate Sanctions, in the sole discretion of the Buyer, any Liability related to the Company’s breach of such obligations thereunder;

(h) any Liability related to any Action under the Danish Act on Part Time; or

(i) any Liability arising out of any Deducted Liabilities.

Section 8.03 Indemnification By Buyer.

(a) Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI);

(b) Buyer agrees to reimburse Sellers for reasonable costs and expenses actually incurred by a Seller as a result of, or in connection with, such Seller’s compliance with the tax reporting covenant required by Article X of the Escrow Agreement; provided, however, a Seller shall only be reimbursed for reasonable costs and expenses actually incurred by such Seller that exceed any costs and expenses that could have been incurred by such Seller if the escrow account was located in Denmark or the Escrow Agreement was governed by Danish law.

(c) Buyer agrees to reimburse Sellers for any United States tax liabilities actually incurred and paid by a Seller, and which cannot be reclaimed by such Seller, as a direct result of the escrow account being located in the United States and the Escrow Agreement being governed by U.S. law that would not have otherwise been incurred by such Seller if such escrow account was located in Denmark or the Escrow Agreement was governed by Danish law.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds DKK 500,000 (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar. No claim for indemnification may be made under Section 8.02(a) unless with respect to such claim (or series of related claims arising from the same underlying facts, events or circumstances) the amount of Losses attributable to such claim (or series of related claims) exceeds DKK 100,000. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.02(a) shall not exceed DKK 63,600,000.

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. No claim for indemnification may be made under Section 8.03(a) unless with respect to such claim (or series of related claims arising from the same underlying facts, events or circumstances) the amount of Losses attributable to such claim (or series of related claims) exceeds DKK 100,000. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed DKK 3,500,000.

(c) Notwithstanding the foregoing, the limitations set forth Section 8.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01 (Organization and Authority of Sellers), Section 3.03 (Capitalization), Section 3.13 (Intellectual Property) Section 3.23(Environmental Matters), Section 3.24 (Employee Benefit Matters), Section 3.28 (Brokers) or Article VI.

(d) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party” and the party against whom such claims are asserted under Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event not later than five (5) calendar days after receipt of such notice of such Third Party Claim. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party. The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 8.05, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that it would have an indemnity obligation for the Losses resulting from such Third Party Claim as provided under this Article VIII and (ii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder. The foregoing notwithstanding, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim if (i) the Indemnifying Party does not deliver the acknowledgment referred to in this Section 8.05(a) within 30 days of receipt of notice of the Third Party Claim, (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, or (v) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim. If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 8.05, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim; provided that consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) such settlement includes an unconditional release of the Indemnified Party, as the case may be, from all Liabilities on claims that are the subject matter of such Third Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of the Indemnified Party. In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with the foregoing, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that the fees and expenses of such separate counsel shall constitute indemnifiable Losses hereunder (i) to the extent incurred by the Indemnified Party prior to the date that the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if the Indemnified Party is advised by counsel that (A) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (B) there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be materially adverse to the Indemnifying Party. In the case of the foregoing clause (ii), the Indemnifying Party shall keep the Indemnified Party reasonably informed with respect to such Third Party Claim and cooperate with the Indemnified Party in connection therewith. Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Notwithstanding anything herein to the contrary, if the Third Party Claim relates to Taxes or Tax liability, the parties shall address the defense and other actions with respect to such Third Party Claim in accordance with the provisions of Article VI hereof.

(b) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(c) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.26 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, if the Indemnified Party is Buyer the Escrow Amount shall be reduced by the amount of such Loss. To the extent that the amount of the Loss exceeds the remaining Escrow Amount in the escrow account, any Earnout Amounts earned pursuant to Section 2.09 and payable as of the date of such agreement or adjudication shall be reduced by the amount of such Loss. To the extent that the amount of the Loss exceeds the remaining Escrow Amount in the escrow account and the Earnout Amounts earned pursuant to Section 2.09 and payable as of the date of such agreement or adjudication or if the Indemnified Party is a Seller, the Indemnifying Party shall satisfy its obligations within five (5) Business Days after such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at the Agreed Interest Rate.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09 Distribution of Escrow Amount. The parties acknowledge and agree that the Escrow Agreement shall provide that, on the date that is 12 months after the Closing Date (the “Escrow Release Date”), the Escrow Agent shall distribute to each Seller such Seller’s Pro Rata Share of the excess of (x)the remaining portion of the Escrow Amount, if any, over (y) the aggregate amount of all Losses specified in any then-unresolved indemnification claims made by any Buyer Indemnified Party in good faith pursuant to Section 8.05.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers representing a majority of the issued and outstanding Shares and Buyer;

(b) by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers within ten days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 and Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Sellers by written notice to Buyer if Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Sellers; or

(d) by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any party hereto except:

(a) as set forth in this Article IX and Section 5.06 and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this

Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. For the avoidance of doubt, the Company shall not pay or be responsible for costs of counsel to Sellers or either Seller.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Holding:	Trojan Holding ApS
Marielundvej 46
2730 Herlev
DENMARK

E-mail: mw@trojanLabel.com
Attention: Chief Executive Officer

If to Chong:	Li Wei Chong
No. 1806 haojing ge, Binjiang dong road , Haizhu,
Guangzhou. China. 510000

E-mail: wchong-li@li-gong.com

with a copy to:	BACH Law Firm

E-mail: rb@bachlaw.dk
	Attention:	Ricki Boye

If to Buyer:	ANI ApS
c/o AstroNova, Inc.
600 East Greenwich Avenue
West Warwick, RI 02893
United States of America

	E-mail:	gwoods@astronovainc.com
	Attention:	Gregory A. Woods, President & CEO

with a copy to:	Foley Hoag LLP
Seaport West
155 Seaport Boulevard
Boston, MA 02210

United States of America

Facsimile:	617-832-7000
E-mail:	PRosenblum@foleyhoag.com
Attention:	Peter M. Rosenblum, Esq.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.08(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or delegate its obligations hereunder without the prior written consent of the other party; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights and delegate all or any portion of its obligations under this Agreement to one or more direct or indirect subsidiaries. No assignment or delegation shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by the Buyer and the Sellers’ Representative. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and any related dispute shall be governed by and construed in accordance with the internal Laws of Denmark without giving effect to any choice or conflict of Law provision or rule (whether of Denmark or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE COURTS OF DENMARK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE

FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Set-Off Right. Notwithstanding any provision of this Agreement to the contrary, each Seller hereby acknowledges and agrees that, in addition to any other right hereunder, Buyer shall have the right and is hereby authorized by each Seller at any time or from time to time, with or without notice to such Seller or to any other Person, any such notice being hereby expressly waived, to set off against any amounts owning by Buyer or its Affiliates to such Seller any amounts owed to Buyer pursuant to any Transaction Document, including, but not limited to, all claims of any nature or description made in good faith arising out of or connected with the Transaction Documents, irrespective of whether or not the Buyer shall have made any demand hereunder and although said obligations and liabilities, or any of them, may be contingent or unmatured. If it is finally resolved through negotiation or final, non-appealable decision of a court of competent jurisdiction that all or a portion of any amount was not entitled to be set off by Buyer, then Buyer shall promptly pay the amount Buyer was not entitled to set off to the applicable Seller.

Section 10.13 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the parties or otherwise.

Section 10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SELLERS:

Trojan Holding ApS
By

Name:	Mikkel Wichmann Jørgensen

Title:	Mgr Director

Li Wei Chong

Li Wei Chong

BUYER:

ANI ApS

By

Name:

Title:

SELLERS’ REPRESENTATIVE:

Trojan Holding ApS
By

Name:	Mikkel Wichmann Jørgensen

Title:	Mgr Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SELLERS:

Trojan Holding ApS

By

Name:

Title:

Li Wei Chong

Li Wei Chong

BUYER:

ANI ApS

By

Name:

Title:

SELLERS’ REPRESENTATIVE:

Trojan Holding ApS

By

Name:

Title:

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SELLERS:

Trojan Holding ApS

By

Name:

Title:

Li Wei Chong

Li Wei Chong

BUYER:

ANI ApS

By

Name:	Gregory A. Woods

Title:	President & CEO

SELLERS’ REPRESENTATIVE:

Trojan Holding ApS

By

Name:

Title:

[Signature Page to Share Purchase Agreement]